CITRUS EXTRACTS TRANSPORT SERVICES, LLC

WARRANTY BILL OF SALE

This Bill of Sale is entered into as of June 29, 2015 by Acacia Transport Services, Inc., a Florida corporation (“Seller”), in favor of Citrus Extracts Transport Services, LLC, a Florida limited liability company (“Buyer”). This Bill of Sale is made pursuant to the Asset Purchase Agreement (the “Agreement”) dated as of the date hereof by and between Seller, Buyer, and certain other parties, to transfer the CETS Assets, as fully defined in the Agreement. Any capitalized term used but not defined in this Bill of Sale shall have the meaning, if any, set forth in the Agreement.

1.                  Conveyance. For good and valuable consideration described under Section 1.04 of the Agreement, the receipt and adequacy of which Seller hereby acknowledges, Seller hereby irrevocably sells, assigns, transfers, conveys, grants, bargains and delivers to Buyer, all of its right, title and interest in and to the CETS Assets.

2.                  Representations and Warranties. Seller represents and warrants that (1) Seller is conveying good and valid title to all CETS Assets, free and clear of all Encumbrances; and (2) Seller has the right to sell the CETS Assets to Buyer and shall warrant and defend the right against the lawful claims and demands of all persons in accordance with the terms and conditions of the Agreement.

3.                  Further Assurances. Seller for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time on Buyer’s written request, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed and transferred by this Bill of Sale.

4.                  Governing Law. This Bill of Sale is governed by, and construed in accordance with, the laws of the State of Florida, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

5.                  Incorporation of Agreement. This Bill of Sale incorporates by reference all of the terms of the Agreement, including but not limited to Seller’s representations, warranties, covenants and agreements relating to the CETS Assets, as if each term was fully set forth herein. In the event of conflict between the terms of the Agreement and the terms of this Bill of Sale, the terms of the Agreement govern and control.

6.                  Counterparts. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Bill of Sale delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Bill of Sale.

IN WITNESS WHEREOF, Seller and Buyer have each duly executed and delivered this Bill of Sale as of the date first written above.

SELLER: Acacia Transport Services, Inc.
By_____/s/ Steven L. Sample________ Name: Steven L. Sample Title: Chief Executive Officer

BUYER: Citrus Extracts Transport Services, LLC By: Citrus Extracts II, LLC, its Managing Member
By____/s/ Alan Koch___________ Name: Alan Koch Title: Co-Manager